EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1994 Variflex Stock Plan and the 1998 Stock Option Plan and Compensation Plan for Non-Employee Directors of our report dated September 19, 2003, with respect to the consolidated financial statements and schedule of Variflex, Inc. included in its Annual Report on Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Woodland Hills, California

December 18, 2003